Exhibit 99.1

Clearway Energy, Inc. Reports Third Quarter 2018 Financial Results and
Initiates 2019 Financial Guidance

•	Announced new sponsorship with Global Infrastructure Partners with the closing of the NRG Transaction

•	Maintaining 2018 financial guidance

•	Initiating 2019 guidance while targeting 5-8% annualized dividend per share growth

•	Raised $675 million of new corporate level capital to support committed growth investments and balance sheet management

•	Repurchased $352 million of convertible notes through Fundamental Change Tender Offer

•
Pursuant to the Right of First Offer (ROFO) Agreement, received an offer from NRG Energy, Inc. to acquire NRG's remaining interest in the Agua Caliente solar project; closing expected in the first quarter of 2019

•	Increasing quarterly dividend by 3.4%, achieving 15% year-over-year dividend per share growth in 2018

PRINCETON, NJ — November 6, 2018 — Clearway Energy, Inc. (NYSE: CWEN, CWEN.A) today reported third quarter 2018 financial results including Net Income of $49 million, Adjusted EBITDA of $290 million, Cash from Operating Activities of $215 million, and Cash Available for Distribution (CAFD) of $156 million.

“Following the introduction of Global Infrastructure Partners as the Company’s new sponsor, Clearway Energy successfully raised $675 million in new corporate level capital which will support the growth of our business and enable us to continue to manage our balance sheet to our target credit ratings.” said Christopher Sotos, Clearway Energy, Inc.’s President and Chief Executive Officer. “We are also pleased to report that the Company realized strong results in the third quarter as renewable energy conditions, primarily at Alta, were above expectations. Looking forward to next year, we remain focused on the closing of key transactions such as Carlsbad and Agua Caliente while also building upon our partnership with Clearway Group to support our long-term objective of delivering 5-8% annual dividend per share growth.”

Overview of Financial and Operating Results

Segment Results

Table 1: Net (Loss)/Income

($ millions)	Three Months Ended		Nine Months Ended
Segment	9/30/18	9/30/17	9/30/18	9/30/17
Conventional	39	36	107	87
Renewables	55	18	131	57
Thermal	10	10	24	22
Corporate	(55)	(33)	(117)	(93)
Net Income	49	31	145	73

Table 2: Adjusted EBITDA

($ millions)	Three Months Ended		Nine Months Ended
Segment	9/30/18	9/30/17	9/30/18	9/30/17
Conventional	82	82	225	221
Renewables	194	173	524	476
Thermal	20	18	50	46
Corporate	(6)	(3)	(16)	(13)
Adjusted EBITDA	290	270	783	730

Table 3: Cash from Operating Activities and Cash Available for Distribution (CAFD)

	Three Months Ended		Nine Months Ended
($ millions)	9/30/18	9/30/17	9/30/18	9/30/17
Cash from Operating Activities	215	204	396	373
Cash Available for Distribution (CAFD)	156	135	250	209

For the third quarter of 2018, the Company reported Net Income of $49 million, Adjusted EBITDA of $290 million, Cash from Operating Activities of $215 million, and CAFD of $156 million. Third quarter Adjusted EBITDA results were higher than 2017 primarily due to performance at the Renewables and Thermal segments partially offset by higher expenses at Corporate due to the addition of corporate employees. This included higher wind production relative to the third quarter of 2017, growth in the distributed solar partnerships, and the additions of Buckthorn Solar and the UPMC thermal facility. CAFD results were higher than 2017 primarily due to the growth in EBITDA, lower principal amortization at Thermal due to the refinancing of the Series C notes, and growth from the November 2017 Drop Down Assets1.

Operational Performance

Table 4: Selected Operating Results

(MWh and MWht in thousands)	Three Months Ended		Nine Months Ended
	9/30/18	9/30/17	9/30/18	9/30/17
Equivalent Availability Factor (Conventional)	97.0%	99.3%	93.2%	92.4%
Renewables Generation Sold (MWh)	1,801	1,565	5,725	5,354
Thermal Generation Sold (MWh/MWht)	514	472	1,611	1,477

In the third quarter of 2018, availability at the Conventional segment was lower than the third quarter of 2017 due to forced outages at both Walnut Creek and El Segundo.

Additionally, Generation in the Renewables segment was above median expectations and 15% higher than the third quarter of 2017, primarily due to higher wind resources in California. These conditions abated in the month of October, with production below median expectations during the month.

1 November 2017 Drop Down Assets: a 38 MW portfolio of distributed and small utility-scale solar assets

Liquidity and Capital Resources

Table 5: Liquidity

($ millions)	9/30/18	6/30/18	12/31/17
Cash and Cash Equivalents:
Clearway Energy, Inc. and Clearway Energy LLC	112	48	24
Subsidiaries	120	82	124
Restricted Cash:
Operating Accounts	65	43	25
Reserve Accounts	92	96	143
Total Cash	389	269	316
Revolver Availability	425	428	366
Total Liquidity	814	697	682

Total liquidity as of September 30, 2018, was $814 million, an increase of $132 million from December 31, 2017. This increase was primarily driven by an expansion in availability under the revolving credit facility of $59 million, as well as an increase in total cash of $73 million primarily resulting from the $75 million equity offering completed in September 2018.

In October, and as further described below, the Company issued $600 million of 2025 Senior Notes. A portion of these proceeds was used to fund the repurchase of $352 million of the 2019 and 2020 Convertible Notes tendered as part of the Fundamental Change Tender Offer. Also, in October, the Company terminated certain letters of credit outstanding under its corporate revolving credit facility relating to project PPAs in exchange for a one-time cash payment. Due primarily to this transaction the Company’s availability under the revolving credit facility was $450 million as of October 31, 2018. Lastly, on October 31, 2018, the Company terminated the Bridge Credit Agreement previously assumed from GIP on August 31, 2018 in connection with the NRG Transaction.

Potential future sources of liquidity include excess operating cash flow, the existing $150 million ATM program, of which $38 million remained available as of November 6, 2018, availability under the revolving credit facility, and, subject to market conditions, new corporate financings.

Growth Investments

Carlsbad Energy Center Acquisition

On February 6, 2018, the Company signed a binding agreement with NRG Energy, Inc. to acquire the under construction 527 MW Carlsbad Energy Center for a cash consideration of $365 million plus the assumption of non-recourse debt of $601 million at completion of the project. The cash consideration for the project has been subject to certain transaction adjustments, including the Company's stock price prior to funding. As contemplated in the agreement between the parties, the VWAP Adjustment Amount, which was triggered by the Company's September equity offering, adjusted the cash consideration to acquire the project to an estimated $380 million2. There will be no subsequent changes in purchase price due to the VWAP Adjustment Amount. The transaction is now expected to close in January 2019 and is expected to contribute CAFD on an average annual basis of approximately $40 million3 prior to corporate financing.

Hawaii Solar Drop Down Acquisition

On August 31, 2018, the Company signed a binding agreement to purchase 80 MW of utility-scale solar projects located in Kawailoa and Oahu, Hawaii, from Clearway Group for a cash consideration of $28 million plus the assumption of non-recourse debt of $169 million. The purchase price for the Hawaii Solar projects will be funded with existing liquidity and is
2 Subject to terms and conditions at the closing of the Carlsbad Transaction
3 CAFD average over the 5-year period from 2019-2023

expected to contribute CAFD on an average annual basis of approximately $2.6 million beginning in 20204 prior to corporate financing. The closing of this transaction is subject to customary closing conditions and is expected to be completed in summer 2019.

Signed Repowering Partnership Agreement with Clearway Group

On September 11, 2018, the Company announced a repowering partnership with Clearway Group for 283 MW of wind assets (Wildorado and Elbow Creek). To facilitate this new partnership, the Company also agreed to buy out the existing TE Holdco tax equity partner for $19 million, subject to purchase price adjustments, during the first quarter of 2019. The Company expects to provide further updates with respect to this buyout and the Repowering Partnership in the second quarter of 2019.

Agua Caliente Drop Down Offer from NRG Energy, Inc.

On November 1, 2018, NRG offered the Company the opportunity to acquire Agua Caliente Borrower 1, LLC, which owns a 35% interest in Agua Caliente, a 290 MW utility-scale solar project located in Dateland, Arizona. Pursuant to the terms of the Consent and Indemnity Agreement entered into by the Company and NRG, the Company expects to acquire this asset for a cash consideration of between $115-$120 million and assumed non-recourse debt of approximately $360 million5. The purchase price will be funded with existing liquidity and is expected to contribute CAFD on an average annual basis of approximately $12 million beginning in 20196 prior to corporate financing. The closing of this transaction is subject to entering into a binding agreement with customary closing conditions and is expected to be completed in the first quarter of 2019.

Signed Agreement with Mylan Pharmaceuticals

On November 1, 2018, the Company entered into an Energy Services Agreement with Mylan LLC to supply chilled water, hot water and electricity through a dedicated combined heat and power facility to be constructed at Mylan’s Caguas, Puerto Rico facility. The Company anticipates the project will require $11 million in capital and commence commercial operations in the second quarter of 2019. Once operational, the project is expected to deliver approximately $1.3 million of average annual CAFD7 on an unlevered basis prior to corporate financing.

Financing Updates

2025 Senior Notes

On October 1, 2018, Clearway Energy Operating LLC issued $600 million of senior unsecured notes, or the 2025 Senior Notes. The 2025 Senior Notes bear interest at 5.75% and mature on October 15, 2025. Interest on the notes is payable semi-annually on April 15 and October 15 of each year, and interest payments will commence on April 15, 2019. The 2025 Senior Notes are senior unsecured obligations of Clearway Energy Operating LLC and are guaranteed by Clearway Energy LLC, and by certain wholly owned current and future subsidiaries of Clearway Energy Operating LLC. The Company used a portion of the net proceeds from this offering to fund the tender offer repurchases noted below. The Company also intends to use the proceeds to fund growth investments, including the partial funding of the Carlsbad project acquisition, or for general corporate purposes.

Class C Common Stock Issuance
On September 27, 2018, Clearway Energy, Inc. issued 3,916,449 shares of Class C common stock at $19.15 per share for net proceeds of $75 million. The Company intends to use these proceeds to fund growth investments, including the partial funding of the Carlsbad project acquisition, or for general corporate purposes.

Results of Fundamental Change Tender Offer
4 CAFD average over the 5-year period from 2020-2024
5 Anticipated balances at closing of approximately $86 million Agua Borrower 1 Holdco debt and $274 million pro-rate share of project level debt
6 CAFD average over the 5-year period from 2019-2023
7 CAFD average over the 5-year period from 2019-2023

On September 10, 2018, pursuant to the indentures for the 2019 Convertible Notes and the 2020 Convertible Notes, the Company delivered to the holders of the Convertible Notes a fundamental change notice and offer to repurchase any and all of the 2019 Convertible Notes and 2020 Convertible Notes for cash at a price equal to 100% of the principal amount of the Convertible Notes plus any accrued and unpaid interest. The tender offer expired on October 9, 2018. An aggregate principal amount of $109 million of the 2019 Convertible Notes and $243 million of the 2020 Convertible Notes were tendered on or prior to the expiration date and accepted by the Company for purchase. After the expiration of the tender offer, $220 million aggregate principal amount of the 2019 Convertible Notes remain outstanding and $45 million aggregate principal amount of the 2020 Convertible Notes remain outstanding.

Quarterly Dividend Update

On October 31, 2018, Clearway Energy, Inc.’s Board of Directors declared a quarterly dividend on Class A and Class C common stock of $0.331 per share (approximately $1.32 per share annualized) payable on December 17, 2018, to stockholders of record as of December 3, 2018. This equates to a 3.4% increase over the prior quarter and a 15% year-over-year increase.

Seasonality

Clearway Energy, Inc.’s quarterly operating results are impacted by seasonal factors, as well as variability in renewable energy resources. The majority of Clearway Energy, Inc.’s revenues are generated from the months of May through September, as contracted pricing and renewable resources are at their highest levels in the Company’s core markets. Factors driving the fluctuation in Net Income, Adjusted EBITDA, Cash from Operating Activities, and CAFD include the following:

•	Higher summer capacity prices from conventional assets;

•	Higher solar insolation during the summer months;

•	Higher wind resources during the spring and summer months;

•	Debt service payments which are made either quarterly or semi-annually; and

•	Timing of maintenance capital expenditures and the impact of both unforced and forced outages.

The Company takes into consideration the timing of these factors to ensure sufficient funds are available for distribution on a quarterly basis.

2018 and 2019 Financial Guidance

Clearway Energy, Inc. is maintaining 2018 full year financial guidance of Adjusted EBITDA guidance of $985 million and Cash Available for Distribution of $285 million.

The Company is also initiating 2019 financial guidance Cash Available for Distribution of $295 million. This financial guidance factors in the impact of the financing updates described in this press release, the contribution of committed growth investments based on the current expected closing timelines and the assumed refinancing of the 2020 convertible notes which tendered in October 2018. Financial guidance for 2019 also excludes any impact from the recently offered drop down of Agua Caliente Borrower 1, LLC from NRG Energy, Inc.

Financial guidance for both 2018 and 2019 continues to be based on median renewable energy production estimates.

Clearway Energy, Inc. is targeting dividend per share growth of 5-8% annually on each of its Class A and Class C common stock in 2019.

Earnings Conference Call

On November 6, 2018, Clearway Energy, Inc. will host a conference call at 8:00 a.m. Eastern to discuss these results. Investors, the news media and others may access the live webcast of the conference call and accompanying presentation materials by logging on to Clearway Energy, Inc.’s website at http://www.clearwayenergy.com and clicking on “Presentations & Webcasts” under “Investor Relations.”

About Clearway Energy, Inc.

Clearway Energy, Inc. is a leading publicly-traded energy infrastructure investor focused on modern, sustainable and long-term contracted assets across North America. Clearway Energy’s environmentally-sound asset portfolio includes over 7,000 megawatts of wind, solar and natural gas-fired power generation facilities, as well as district energy systems. Through this diversified and contracted portfolio, Clearway Energy endeavors to provide its investors with stable and growing dividend income. Clearway Energy’s Class C and Class A common stock are traded on the New York Stock Exchange under the symbols CWEN and CWEN.A, respectively. Clearway Energy, Inc. is sponsored by its controlling investor Global Infrastructure Partners (GIP), an independent infrastructure fund manager that invests in infrastructure and businesses in both OECD and select emerging market countries, through GIP’s portfolio company, Clearway Energy Group.

Safe Harbor Disclosure

This news release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements are subject to certain risks, uncertainties and assumptions, and typically can be identified by the use of words such as “expect,” “estimate,” “anticipate,” “forecast,” “plan,” “outlook,” “believe” and similar terms.  Such forward-looking statements include, but are not limited to, statements regarding the benefits of the new relationship with Global Infrastructure Partners III (GIP) and GIP’s expertise, the Company’s future relationship and arrangements with GIP and Clearway Energy Group, as well as our Net Income, Adjusted EBITDA, Cash from Operating Activities, Cash Available for Distribution, the Company’s future revenues, income, indebtedness, capital structure, strategy, plans, expectations, objectives, projected financial performance and/or business results and other future events, and views of economic and market conditions.

Although Clearway Energy, Inc. believes that the expectations are reasonable, it can give no assurance that these expectations will prove to be correct, and actual results may vary materially. Factors that could cause actual results to differ materially from those contemplated above include, among others, general economic conditions, hazards customary in the power industry, weather conditions, including wind and solar performance, competition in wholesale power markets, the volatility of energy and fuel prices, failure of customers to perform under contracts, changes in the wholesale power markets, changes in government regulations, the condition of capital markets generally, our ability to access capital markets, cyber terrorism and inadequate cybersecurity, the ability to engage in successful acquisitions activity, potential risks to the company as a result of NRG’s sale of its ownership interest in the Company, including unanticipated liabilities in connection with the sale or the reaction of customer, partners or lenders to the transaction, unanticipated outages at our generation facilities, adverse results in current and future litigation, failure to identify, execute or successfully implement acquisitions (including receipt of third party consents and regulatory approvals), our ability to enter into new contracts as existing contracts expire, our ability to acquire assets from NRG Energy, Inc., GIP III Zephyr Acquisition Partners, L.P., Clearway Energy Group or third parties, our ability to close drop down transactions, and our ability to maintain and grow our quarterly dividends. Furthermore, any dividends are subject to available capital, market conditions, and compliance with associated laws and regulations.

Clearway Energy, Inc. undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. The Adjusted EBITDA and Cash Available for Distribution are estimates as of today’s date, November 6, 2018, and are based on assumptions believed to be reasonable as of this date. Clearway Energy expressly disclaims any current intention to update such guidance. The foregoing review of factors that could cause Clearway Energy’s actual results to differ materially from those contemplated in the forward-looking statements included in this news release should be considered in connection with information regarding risks and uncertainties that may affect Clearway Energy’s future results included in Clearway Energy’s filings with the Securities and Exchange Commission at www.sec.gov. In addition, Clearway Energy makes available free of charge at www.clearwayenergy.com, copies of materials it files with, or furnishes to, the SEC.
# # #
Contacts:

Investors:                Media:
Akil Marsh                Ray Long
akil.marsh@clearwayenergy.com        media@clearwayenergy.com
609-608-1500

CLEARWAY ENERGY, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(In millions, except per share amounts)	2018	2017	2018	2017
Operating Revenues
Total operating revenues	$292	$269	$824	$778
Operating Costs and Expenses
Cost of operations	84	79	247	241
Depreciation and amortization	84	90	247	246
Impairment losses	—	12	—	12
General and administrative	6	4	17	14
Acquisition-related transaction and integration costs	17	—	19	2
Development costs	1	—	1	—
Total operating costs and expenses	192	185	531	515
Operating Income	100	84	293	263
Other Income (Expense)
Equity in earnings of unconsolidated affiliates	32	28	65	63
Other income, net	2	1	4	3
Loss on debt extinguishment	—	—	—	(2)
Interest expense	(74)	(74)	(200)	(239)
Total other expense, net	(40)	(45)	(131)	(175)
Income Before Income Taxes	60	39	162	88
Income tax expense	11	8	17	15
Net Income	49	31	145	73
Less: Pre-acquisition net (loss) income of Drop Down Assets	—	(9)	4	6
Net Income Excluding Pre-acquisition Net Income of Drop Down Assets	49	40	141	67
Less: Income attributable to noncontrolling interests	28	11	25	13
Net Income Attributable to Clearway Energy, Inc.	$21	$29	$116	$54
Earnings Per Share Attributable to Clearway Energy, Inc. Class A and Class C Common Stockholders
Weighted average number of Class A common shares outstanding - basic	35	35	35	35
Weighted average number of Class A common shares outstanding - diluted	35	49	35	35
Weighted average number of Class C common shares outstanding - basic	69	64	67	63
Weighted average number of Class C common shares outstanding - diluted	69	75	77	63
Earnings per Weighted Average Class A and Class C Common Share - Basic	$0.20	$0.30	$1.14	$0.56
Earnings per Weighted Average Class A Common Share - Diluted	0.20	0.27	1.14	0.56
Earnings per Weighted Average Class C Common Share - Diluted	0.20	0.29	1.10	0.56
Dividends Per Class A Common Share	0.320	0.28	0.927	0.81
Dividends Per Class C Common Share	$0.320	$0.28	$0.927	$0.81

CLEARWAY ENERGY, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(Unaudited)

	Three months ended September 30,		Nine months ended September 30,
(In millions)	2018	2017	2018	2017
Net Income	$49	$31	$145	$73
Other Comprehensive Gain, net of tax
Unrealized gain on derivatives, net of income tax expense of $1, $0, $4 and $0	6	7	30	7
Other comprehensive gain	6	7	30	7
Comprehensive Income	55	38	175	80
Less: Pre-acquisition net (loss) income of Drop Down Assets	—	(9)	4	6
Less: Comprehensive income attributable to noncontrolling interests	31	17	41	19
Comprehensive Income Attributable to Clearway Energy, Inc.	$24	$30	$130	$55

CLEARWAY ENERGY, INC.
CONSOLIDATED BALANCE SHEETS

(In millions, except shares)	September 30, 2018	December 31, 2017
ASSETS	(unaudited)
Current Assets
Cash and cash equivalents	$232	$148
Restricted cash	157	168
Accounts receivable — trade	141	95
Inventory	39	39
Notes receivable	3	13
Prepayments and other current assets	31	19
Total current assets	603	482
Property, plant and equipment, net	5,306	5,410
Other Assets
Equity investments in affiliates	1,182	1,178
Intangible assets, net	1,177	1,228
Derivative instruments	32	1
Deferred income taxes	108	128
Other non-current assets	92	62
Total other assets	2,591	2,597
Total Assets	$8,500	$8,489
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Current portion of long-term debt	$873	$339
Accounts payable — trade	90	46
Accounts payable — affiliate	21	49
Derivative instruments	5	18
Accrued expenses and other current liabilities	96	88
Total current liabilities	1,085	540
Other Liabilities
Long-term debt	4,928	5,659
Derivative instruments	9	31
Other non-current liabilities	103	100
Total non-current liabilities	5,040	5,790
Total Liabilities	6,125	6,330
Commitments and Contingencies
Stockholders' Equity
Preferred stock, $0.01 par value; 10,000,000 shares authorized; none issued	—	—
Class A, Class B, Class C and Class D common stock, $0.01 par value; 3,000,000,000 shares authorized (Class A 500,000,000, Class B 500,000,000, Class C 1,000,000,000, Class D 1,000,000,000); 193,137,143 shares issued and outstanding (Class A 34,586,250, Class B 42,738,750, Class C 73,073,393, Class D 42,738,750) at September 30, 2018 and 184,780,837 shares issued and outstanding (Class A 34,586,250, Class B 42,738,750, Class C 64,717,087, Class D 42,738,750) at December 31, 2017	1	1
Additional paid-in capital	1,935	1,843
Retained earnings (accumulated deficit)	13	(69)
Accumulated other comprehensive loss	(14)	(28)
Noncontrolling interest	440	412
Total Stockholders' Equity	2,375	2,159
Total Liabilities and Stockholders' Equity	$8,500	$8,489

CLEARWAY ENERGY, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Nine months ended September 30,
	2018	2017
	(In millions)
Cash Flows from Operating Activities
Net income	$145	$73
Adjustments to reconcile net income to net cash provided by operating activities:
Equity in earnings of unconsolidated affiliates	(65)	(63)
Distributions from unconsolidated affiliates	58	52
Depreciation and amortization	247	246
Amortization of financing costs and debt discounts	19	18
Amortization of intangibles and out-of-market contracts	52	52
Adjustment for debt extinguishment	—	2
Impairment losses	—	12
Changes in deferred income taxes	17	15
Derivative interest income	(39)	(5)
(Gain) loss on disposal of asset components	(2)	8
Changes in prepaid and accrued liabilities for tolling agreements	8	5
Changes in other working capital	(44)	(42)
Net Cash Provided by Operating Activities	396	373
Cash Flows from Investing Activities
Acquisition of businesses, net of cash acquired	(11)	—
Payments for the Drop Down Assets	(126)	(176)
Capital expenditures	(62)	(102)
Cash receipts from notes receivable	10	11
Return of investment from unconsolidated affiliates	22	32
Investments in unconsolidated affiliates	(16)	(48)
Other	8	—
Net Cash Used in Investing Activities	(175)	(283)
Cash Flows from Financing Activities
Net contributions from noncontrolling interests	93	13
Net distributions and return of capital to NRG prior to the acquisition of Drop Down Assets	—	(26)
Proceeds from the issuance of common stock	151	34
Payments of dividends and distributions	(174)	(149)
Payments of debt issuance costs	(5)	(12)
Proceeds from the revolving credit facility	35	—
Payments for the revolving credit facility	(90)	—
Proceeds from the issuance of long-term debt	227	130
Payments for long-term debt	(385)	(255)
Net Cash Used in Financing Activities	(148)	(265)
Net Decrease in Cash, Cash Equivalents and Restricted Cash	73	(175)
Cash, Cash Equivalents and Restricted Cash at Beginning of Period	316	498
Cash, Cash Equivalents and Restricted Cash at End of Period	$389	$323

Appendix Table A-1: Three Months Ended September 30, 2018, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewables	Thermal	Corporate	Total
Net (Loss) Income	39	55	10	(55)	49
Plus:
Income Tax Expense	—	—	—	11	11
Interest Expense, net	13	36	4	20	73
Depreciation, Amortization, and ARO	26	53	6	—	85
Contract Amortization	1	15	1	—	17
Acquisition-related transaction and integration costs	—	—	—	17	17
Other non-recurring charges	—	3	(1)	—	2
Adjustments to reflect CWEN’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	3	32	—	—	35
Non-Cash Equity Compensation	—	—	—	1	1
Adjusted EBITDA	82	194	20	(6)	290

Appendix Table A-2: Three Months Ended September 30, 2017, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewables	Thermal	Corporate	Total
Net (Loss) Income	36	18	10	(33)	31
Plus:
Income Tax Expense	—	—	—	8	8
Interest Expense, net	13	38	2	21	74
Depreciation, Amortization, and ARO	27	59	5	—	91
Contract Amortization	1	16	1	—	18
Impairment Losses	—	12	—	—	12
Other non-recurring charges	2	1	—	—	3
Adjustments to reflect CWEN’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	3	29	—	—	32
Non-Cash Equity Compensation	—	—	—	1	1
Adjusted EBITDA	82	173	18	(3)	270

Appendix Table A-3: Nine Months Ended September 30, 2018, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewables	Thermal	Corporate	Total
Net Income (Loss)	107	131	24	(117)	145
Plus:
Income Tax Expense	—	—	—	17	17
Interest Expense, net	32	94	8	63	197
Depreciation, Amortization, and ARO	76	157	17	—	250
Contract Amortization	4	46	2	—	52
Acquisition-related transaction and integration costs	—	—	—	19	19
Other non-recurring charges	(4)	4	(1)	—	(1)
Adjustments to reflect CWEN’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	10	92	—	—	102
Non-Cash Equity Compensation	—	—	—	2	2
Adjusted EBITDA	225	524	50	(16)	783

Appendix Table A-4: Nine Months Ended September 30, 2017, Segment Adjusted EBITDA Reconciliation
The following table summarizes the calculation of Adjusted EBITDA and provides a reconciliation to Net Income/(Loss):

($ in millions)	Conventional	Renewables	Thermal	Corporate	Total
Net (Loss) Income	87	57	22	(93)	73
Plus:
Income Tax Expense	—	—	—	15	15
Interest Expense, net	39	129	7	62	237
Depreciation, Amortization, and ARO	77	157	15	—	249
Contract Amortization	4	46	2	—	52
Impairment Losses	—	12	—	—	12
Loss on Debt Extinguishment	—	2	—	—	2
Acquisition-related transaction and integration costs	—	—	—	2	2
Other non-recurring charges	4	4	—	—	8
Adjustments to reflect CWEN’s pro-rata share of Adjusted EBITDA from Unconsolidated Affiliates	10	69	—	—	79
Non-Cash Equity Compensation	—	—	—	1	1
Adjusted EBITDA	221	476	46	(13)	730

Appendix Table A-5: Cash Available for Distribution Reconciliation
The following table summarizes the calculation of Cash Available for Distribution and provides a reconciliation to Cash from Operating Activities:

	Three Months Ended		Nine Months Ended
($ in millions)	9/30/18	9/30/17	9/30/18	9/30/17
Adjusted EBITDA	290	270	783	730
Cash interest paid	(78)	(79)	(224)	(229)
Changes in prepaid and accrued liabilities for tolling agreements	70	69	8	5
Adjustment to reflect Walnut Creek investment payments	—	—	(1)	—
Pro-rata Adjusted EBITDA from unconsolidated affiliates	(67)	(59)	(166)	(142)
Distributions from unconsolidated affiliates	26	23	58	49
Changes in working capital and other	(26)	(20)	(62)	(40)
Cash from Operating Activities	215	204	396	373
Changes in working capital and other	26	20	62	40
Development Expenses	1	—	1	—
Return of investment from unconsolidated affiliates	4	7	22	32
Net contributions from/(to) non-controlling interest[8]	(1)	(2)	8	5
Maintenance capital expenditures[9]	(8)	(10)	(24)	(21)
Principal amortization of indebtedness[10]	(84)	(84)	(225)	(226)
Cash receipts from notes receivable[11]	3	2	10	11
Cash Available for Distribution (Recast)	156	137	250	214
Adjustment to reflect CWEN's CAFD pre Drop Down acquisition[12]	—	(2)	—	(5)
Cash Available for Distribution	156	135	250	209

8 Excludes $99 million of contributions in 2018 related to funding of Buckthorn Solar tax equity partnership
9 Net of allocated insurance proceeds
10 Excludes $30 million in Q3 2017 for SPP discretionary debt retirements made by NRG as reflected in the financial statements due to common control; Excludes $62 million in 2018 for Buckthorn Solar debt term conversion;
11 Cash receipts from notes receivable: reimbursement of network upgrades
12 Adjustments to reflect drop down assets prior to ownership by Clearway Energy

Appendix Table A-6: Nine Months Ended September 30, 2018, Sources and Uses of Liquidity
The following table summarizes the sources and uses of liquidity in 2018:

Nine Months Ended
($ in millions)	9/30/18
Sources:
Net cash provided by operating activities	396
Proceeds from the issuance of long-term debt	227
Proceeds from the issuance of common stock	151
Net contributions from noncontrolling interests	93
Proceeds from the revolving credit facility	35
Return of investment from unconsolidated affiliates	22
Other net cash inflows	2

Uses:
Payments for long-term debt	(385)
Payment of dividends and distributions	(174)
Payments for the Drop Down Assets	(126)
Payments for the revolving credit facility	(90)
Capital expenditures	(62)
Investments in unconsolidated affiliates	(16)

Change in total cash, cash equivalents, and restricted cash	73

Appendix Table A-7: Adjusted EBITDA and Cash Available for Distribution Guidance

($ in millions)	2018 Full Year Guidance	2019 Full Year Guidance[13]
Net Income	130	160
Income Tax Expense	25	30
Interest Expense, net	320	355
Depreciation, Amortization, and Accretion Expense	420	455
Integration related costs	—	5
Adjustment to reflect CWEN share of Adjusted EBITDA in unconsolidated affiliates	90	85
Adjusted EBITDA	985	1,090
Cash interest paid	(293)	(340)
Changes in prepaid and accrued liabilities for tolling agreements	—	(3)
Adjustment to reflect Walnut Creek investment payments	(2)	(1)
Pro-rata Adjusted EBITDA from unconsolidated affiliates	(211)	(215)
Cash distributions from unconsolidated affiliates	125	130
Cash from Operating Activities	604	661
Development Expense	—	4
Net contributions from non-controlling interest	6	(4)
Maintenance capital expenditures	(38)	(33)
Principal amortization of indebtedness	(300)	(333)
Cash receipts from notes receivable	13	—
Cash Available for Distribution	285	295
Add Back: Principal amortization of indebtedness	300	333
Adjusted Cash from Operations	585	628

13 2019 Guidance factors in the impact of the financing updates described in this press release, the contribution of committed growth investments based on the current expected closing timelines and the assumed refinancing of the 2020 convertible notes which tendered in October 2018. Financial guidance for 2019 also excludes any impact from the recently offered drop down of Agua Caliente Borrower 1, LLC from NRG Energy, Inc.

Appendix Table A-8: Adjusted EBITDA and Cash Available for Distribution Drop Downs

($ in millions)	Carlsbad Drop Down - 5 Year Average from 2019-2023	Hawaii Solar - 5 Year Average from 2020-2024	Agua Caliente 35% - 5 Year Average from 2019-2023	Mylan - 5 Year Average from 2019-2023
Net Income	38	7.2	13	1
Interest Expense, net	24	7.4	5	—
Depreciation, Amortization, and ARO	28	10.2	—	0.3
Adjustment to reflect CWEN share of Adjusted EBITDA in unconsolidated affiliates	—	—	22	—
Adjusted EBITDA	90	24.8	40	1.3
Cash interest paid	(24)	(7.4)	(5)	—
Pro-rata Adjusted EBITDA from unconsolidated affiliates	—	—	(40)	—
Cash distributions from unconsolidated affiliates	—	—	20	—
Changes in prepaid and accrued liabilities for tolling agreements	(6)		—
Cash from Operating Activities	60	17.4	15	1.3
Distributions to non-controlling interest	—	(9.7)	—	—
Principal amortization of indebtedness	(20)	(5.1)	(3)	—
Estimated Cash Available for Distribution	40	2.6	12	1.3

EBITDA and Adjusted EBITDA are non-GAAP financial measures. These measurements are not recognized in accordance with GAAP and should not be viewed as an alternative to GAAP measures of performance. The presentation of Adjusted EBITDA should not be construed as an inference that Clearway Energy’s future results will be unaffected by unusual or non-recurring items.

EBITDA represents net income before interest (including loss on debt extinguishment), taxes, depreciation and amortization. EBITDA is presented because Clearway Energy considers it an important supplemental measure of its performance and believes debt and equity holders frequently use EBITDA to analyze operating performance and debt service capacity. EBITDA has limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our operating results as reported under GAAP. Some of these limitations are:

•	EBITDA does not reflect cash expenditures, or future requirements for capital expenditures, or contractual commitments;

•	EBITDA does not reflect changes in, or cash requirements for, working capital needs;

•	EBITDA does not reflect the significant interest expense, or the cash requirements necessary to service interest or principal payments, on debt or cash income tax payments;

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA does not reflect any cash requirements for such replacements; and

•	Other companies in this industry may calculate EBITDA differently than Clearway Energy does, limiting its usefulness as a comparative measure.

Because of these limitations, EBITDA should not be considered as a measure of discretionary cash available to use to invest in the growth of Clearway Energy’s business. Clearway Energy compensates for these limitations by relying primarily on our GAAP results and using EBITDA and Adjusted EBITDA only supplementally. See the statements of cash flow included in the financial statements that are a part of this news release.

Adjusted EBITDA is presented as a further supplemental measure of operating performance. Adjusted EBITDA represents EBITDA adjusted for mark-to-market gains or losses, non-cash equity compensation expense, asset write offs and impairments; and factors which we do not consider indicative of future operating performance. The reader is encouraged to evaluate each adjustment and the reasons Clearway Energy considers it appropriate for supplemental analysis. As an analytical tool, Adjusted EBITDA is subject to all of the limitations applicable to EBITDA. In addition, in evaluating Adjusted EBITDA, the reader should be aware that in the future Clearway Energy may incur expenses similar to the adjustments in this news release.

Management believes Adjusted EBITDA is useful to investors and other users of our financial statements in evaluating our operating performance because it provides them with an additional tool to compare business performance across companies and across periods. This measure is widely used by investors to measure a company’s operating performance without regard to items such as interest expense, taxes, depreciation and amortization, which can vary substantially from company to company depending upon accounting methods and book value of assets, capital structure and the method by which assets were acquired.

Additionally, Management believes that investors commonly adjust EBITDA information to eliminate the effect of restructuring and other expenses, which vary widely from company to company and impair comparability. As we define it, Adjusted EBITDA represents EBITDA adjusted for the effects of impairment losses, gains or losses on sales, non-cash equity compensation expense, dispositions or retirements of assets, any mark-to-market gains or losses from accounting for derivatives, adjustments to exclude gains or losses on the repurchase, modification or extinguishment of debt, and any extraordinary, unusual or non-recurring items plus adjustments to reflect the Adjusted EBITDA from our unconsolidated investments. We adjust for these items in our Adjusted EBITDA as our management believes that these items would distort their ability to efficiently view and assess our core operating trends.

In summary, our management uses Adjusted EBITDA as a measure of operating performance to assist in comparing performance from period to period on a consistent basis and to readily view operating trends, as a measure for planning and forecasting overall expectations and for evaluating actual results against such expectations, and in communications with our Board of Directors, shareholders, creditors, analysts and investors concerning our financial performance.

Cash Available for Distribution (CAFD) is Adjusted EBITDA plus cash distributions/return of investment from unconsolidated affiliates, cash receipts from notes receivable, cash distributions from noncontrolling interests, less cash distributions to noncontrolling interests, maintenance capital expenditures, pro-rata adjusted EBITDA from unconsolidated affiliates, cash interest paid, income taxes paid, principal amortization of indebtedness, Walnut Creek investment payments, changes in prepaid and accrued capacity payments and adjusted for development expenses. Management believes cash available for distribution is a relevant supplemental measure of the Company’s ability to earn and distribute cash returns to investors.

We believe Cash Available for Distribution is useful to investors in evaluating our operating performance because securities analysts and other interested parties use such calculations as a measure of our ability to make quarterly distributions. In addition, cash available for distribution is used by our management team for determining future acquisitions and managing our growth. The GAAP measure most directly comparable to cash available for distribution is cash provided by operating activities.

However, cash available for distribution has limitations as an analytical tool because it does not include changes in operating assets and liabilities and excludes the effect of certain other cash flow items, all of which could have a material effect on our financial condition and results from operations. Cash available for distribution is a non GAAP measure and should not be considered an alternative to cash provided by operating activities or any other performance or liquidity measure determined in accordance with GAAP, nor is it indicative of funds available to fund our cash needs. In addition, our calculations of cash available for distribution are not necessarily comparable to cash available for distribution as calculated by other companies. Investors should not rely on these measures as a substitute for any GAAP measure, including cash provided by operating activities.